                                   EXHIBIT 14

                     R. G. BARRY CORPORATION CODE OF ETHICS
                   FOR SENIOR FINANCIAL OFFICERS AND DIRECTORS

         A fundamental goal of R. G. Barry Corporation and its subsidiaries ("R.
G. Barry" or the "Company") is to implement our core values in a manner that leads to the long-term success of the Company. At R. G. Barry, we strive to achieve the highest business and personal ethical standards as well as compliance with all applicable governmental laws, rules and regulations. We expect the highest possible ethical conduct from our principal executive officer, principal financial officer, principal accounting officer or controller or people performing similar functions ("Senior Financial Officers") and our Directors.

         This Code of Ethics (this "Code") is a statement of goals and expectations for the Senior Financial Officers and Directors. It is the obligation of each Senior Financial Officer and Director of the Company to become familiar with the goals and policies of the Company contained in this Code and the obligation of each Senior Financial Officer to become familiar with the goals and policies contained in the R. G. Barry Associate Handbook (hereinafter, the "Associate Handbook"), and in the related Associate Policies. Our ethics are ultimately determined by all of us as we do our daily jobs. Our standard has been, and will continue to be, that of the highest ethical conduct.

         The Associate Handbook contains information that is proprietary and confidential, and the Company hereby expressly denies waiving any right to assert claims that the Contents of the Associate Handbook are proprietary and/or confidential.

CONFLICTS OF INTEREST

         Directors and Senior Financial Officers of the Company must act honestly and ethically and have a duty of loyalty to the Company, and must therefore avoid any actual or apparent conflict of interest between personal and professional relationships. A conflict situation can arise when a Director or Senior Financial Officer takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest also may arise when a Director or Senior Financial Officer, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company. For example, there is likely a conflict of interest if a Director or Senior Financial Officer:

         o causes the Company to engage in business transactions with relatives or friends;

         o uses nonpublic Company, client or vendor information for personal gain (including securities transactions based on such information);

         o has more than a modest financial interest in the Company's vendors, clients or competitors;

         o receives a loan, or guarantee of obligations, from the Company or a third party as a result of his or her position at the Company; or

         o competes with the Company while still employed or serving as a Director of the Company.

ACCOUNTING PRACTICES

         It is the policy of the Company to fully and fairly disclose the financial condition of the Company in compliance with applicable accounting principles, laws, rules and regulations. All books and records of the Company shall be kept in such a way as to fully and fairly reflect all Company transactions. Furthermore, the Senior Financial Officers shall prepare or oversee the preparation of full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission ("SEC") and in the Company's other public communications.

COMPLIANCE WITH LAWS, RULES AND REGULATIONS

         The Company takes a proactive stance on compliance with all applicable laws, rules and regulations. Each Director and Senior Financial Officer is expected to comply with all applicable governmental laws, rules and regulations.

DUTY TO REPORT AND CONSEQUENCES

         Every Director and Senior Financial Officer has a duty to adhere to this Code and all existing Company policies applicable to him or her and to report to the Company any suspected violations. All suspected violations of this Code by a Senior Financial Officer of the Company must be reported to the Company's Chief Executive Officer (unless the suspected violation is by the Chief Executive Officer, in which case the suspected violation should be reported to the Chair of the Company's Audit Committee). All suspected violations by a Director of the Company who is not a Senior Financial Officer must be reported to the Chair of the Company's Audit Committee or the Chair of the Nominating and Governance Committee. The Company will investigate any matter so reported and may take such disciplinary and corrective action, up to and including termination, as it finds to be in the best interests of the Company. The Company forbids retaliation against persons who report violations of this Code in good faith.

         This Code is not intended to and does not in any way constitute an employment contract or assurance of continued employment, and does not create any rights in any employee, customer, supplier, vendor, competitor, shareholder or any other person or entity to bring any legal claim or lawsuit against the Company in any court or governmental agency. Each Senior Financial Officer, unless he or she is a party to an express, written contract to the contrary, is an employee at-will.

WAIVERS

         Any waivers of this Code may be made only by the Board of Directors or a Board committee to which such responsibility has been delegated, and must be publicly disclosed in a prompt manner as required by the SEC and any applicable listing standards.